Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38868) of our report dated June 29, 2009, relating to the financial statements and the related supplemental schedules of Nabi Savings and Retirement Plan (the “Plan”) as of December 31, 2008 and 2007, included within the 2008 Form 11-K to be filed on or about June 29, 2009 on behalf of the Plan.

/s/ Goodman & Company, L.L.P.

Mclean, Virginia

June 29, 2009